PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ANNOUNCES A DEFINITIVE

AGREEMENT TO ACQUIRE THE LE MERIDIEN SAN FRANCISCO

ANNAPOLIS, MD, December 13, 2010 – Chesapeake Lodging Trust (NYSE:CHSP) announced today that it has entered into a definitive agreement to acquire the 360-room Le Meridien San Francisco located in San Francisco, California for a purchase price of $143 million, or approximately $397,000 per key. The Company intends to fund the acquisition with a $60 million term loan secured by the hotel that is expected to be funded at the closing of the acquisition, a $45 million borrowing under its revolving credit facility, and remaining proceeds from its recent equity offering. Completion of the proposed acquisition is expected before the end of 2010, subject to satisfaction of customary closing conditions. The Company intends to enter into an agreement with a subsidiary of HEI Hotels and Resorts, the hotel’s current operator, to manage the hotel under its current franchise flag.

James L. Francis, Chesapeake’s President and Chief Executive Officer, stated, “The Le Meridien San Francisco will be a tremendous addition to our hotel portfolio. We are acquiring the hotel at an attractive valuation and a significant discount to replacement cost. Given the hotel’s outstanding location in the financial district and close proximity to key corporate demand generators, we expect that the hotel will produce strong yields for our shareholders as the San Francisco lodging market continues to recover.”

The Le Meridien San Francisco, located at 333 Battery Street, is a full-service, luxury property located in the heart of the financial district and connected to the world renowned

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

Embarcadero Center. The recently renovated hotel is one of the premier Starwood-branded hotels in San Francisco and uniquely positioned as the financial district’s only 4.5 star property. The hotel allows for spectacular views of the city and the San Francisco Bay. The 29-story structure contains some of the largest guest rooms in San Francisco, averaging approximately 450 square feet. The hotel features the recently renovated and sophisticated Bar 333 & Bistro on the lobby floor and the highly regarded Park Grill restaurant and lounge on the third floor. The property has approximately 13,000 square feet of meeting space, a large fitness center, and a 24-hour business service center.

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business, airport and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Company owns four hotel properties with an aggregate of 1,269 rooms in two states. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our ability to obtain a term loan secured by a mortgage on the hotel, our expectations as to the expected mix of consideration to be paid and time for completing the transaction, and our ability to enter into management and franchise agreements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.